Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952.937.4000 Fax 952.937.4515

News Release

FOR IMMEDIATE RELEASE June 20, 2013	For more information, contact: Susan Knight, Chief Financial Officer 952.937.4000

MTS Appoints Two New Directors to the Board

Eden Prairie, MN – June 20, 2013 – MTS Systems Corporation (NASDAQ: MTSC), a leading global supplier of high-performance test systems and position sensors, today announced that it has elected two new directors to the Board of Directors, effective June 14, 2013.

The new directors are Mr. Chun Hung (Kenneth) Yu, Vice President, Global Channel Services and Special Projects, International Operations of 3M Company, and Mr. David D. Johnson, Executive Vice President, Treasurer and Chief Financial Officer of Molex Incorporated.

“We are very pleased that Kenneth and Dave have joined our board,” said David J. Anderson, MTS Chairman of the Board. “Together, they bring extensive global business experience in world-class engineering and manufacturing companies to MTS which is a tremendous fit with our company. Both Kenneth and Dave will add significant value as we execute our strategic priorities to grow in emerging markets, accelerate innovation and capture the value of the service business while supporting the ongoing importance of having a strong compliance culture.”

Mr. Yu, 63, has held numerous positions at 3M, a diversified technology company, including thirteen years as the President, China Region and 3M China from 2000 – 2013. His other roles include the President of 3M Taiwan and the Director, Asset Management, 3M Asia Pacific. He has lived and worked in China for the majority of his 44 years with the company.

Mr. Johnson, 57, has served in his current role with Molex, a global electronic components company, since 2005. Prior to 2005, he was the Vice President, Treasurer and Chief Financial Officer at Sypris Solutions, Inc. and also worked for Molex Incorporated and KPMG.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of high-performance test systems and position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,147 employees and revenue of $542 million for the fiscal year ended September 29, 2012. Additional information on MTS can be found on the worldwide web at http://www.mts.com.